UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 5, 2011

KILROY REALTY CORPORATION

KILROY REALTY, L.P.

(Exact name of registrant as specified in its charter)

Maryland (Kilroy Realty Corporation)	001-12675 (Kilroy Realty Corporation)	95-4598246 (Kilroy Realty Corporation)
Delaware (Kilroy Realty, L.P.)	000-54005 (Kilroy Realty, L.P.)	95-4612685 (Kilroy Realty, L.P.)
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200, Los Angeles, California	90064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 481-8400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	REGULATION FD DISCLOSURE

On April 5, 2011, Kilroy Realty Corporation (the “Company,” “we,” “us” or “our”), issued a press release. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information included on this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 hereto) is being “furnished” and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing. This Item 7.01 in this Current Report on Form 8-K (including Exhibit 99.1 hereto) will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

ITEM 8.01	OTHER EVENTS

Recent Developments

The information included on this Current Report on Form 8-K under this Item 8.01 provides a summary of information with respect to some recent developments affecting the Company.

Acquisitions

Recent Acquisition. On January 28, 2011, we acquired from an unrelated third party an office building located at 250 Brannan Street in San Francisco, California, which encompasses approximately 91,000 rentable square feet, for a purchase price of approximately $33 million in cash.

Pending Acquisition. On January 31, 2011, we entered into a purchase and sale agreement, as amended, with an unrelated third party to acquire four office buildings located at 10210, 10220 and 10230 NE Points Drive and 3933 Lake Washington Boulevard NE in Kirkland, Washington, which encompass an aggregate of approximately 280,000 rentable square feet, for a purchase price of approximately $100 million. The purchase price consists of approximately $70 million in cash and the assumption of approximately $30 million in mortgage debt with an interest rate of 4.94% per year and a maturity date of April 15, 2015. We have made a $5 million non-refundable deposit, which will be credited towards the cash portion of the purchase price if the acquisition is completed. We expect this acquisition to close in the second quarter of 2011, subject to the satisfactory completion of customary due diligence and other customary closing conditions. We expect to finance the remaining cash portion of the purchase price of the properties with a portion of the net proceeds from the sale of our common stock.

As a key component of our growth strategy, we continually evaluate selected property acquisition opportunities. As of March 31, 2011, we had entered into non-binding letters of intent for possible acquisitions of properties aggregating approximately 696,000 rentable square feet for estimated purchase prices aggregating approximately $171 million. We continually consider acquisition opportunities as they arise, and may have one or more potential acquisitions under consideration, at varying stages of negotiation and due diligence review, at any point in time.

We cannot assure you that the pending acquisition of the properties in Kirkland, Washington described above will be consummated on the terms or by the date currently contemplated, or at all, or that any potential acquisitions, including those which are currently under a letter of intent, will be completed. All acquisitions are subject to additional risks and uncertainties. See “Risk Factors—Risks Related to our Business and Operations—We may be unable to complete acquisitions and successfully operate acquired properties” in our and our operating partnership’s Annual Report on Form 10-K for the year ended December 31, 2010.

Leasing Activity

During the quarter ended March 31, 2011, we entered into leases for approximately 356,000 rentable square feet, comprised of approximately 206,000 rentable square feet of office space and approximately 150,000 rentable square feet of industrial space. In addition, at March 31, 2011, we had entered into non-binding letters of intent for leases for approximately 283,000 rentable square feet in our office and industrial properties. However, we cannot assure you that these letters of intent will result in leases, or when the space available for rent may ultimately be leased.

As of March 31, 2011, our stabilized portfolio of office and industrial properties was approximately 90.8% occupied.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

99.1	Press Release dated April 5, 2011 issued by Kilroy Realty Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY CORPORATION

By:	/S/ HEIDI R. ROTH
Heidi R. Roth
Senior Vice President and Controller

Date: April 5, 2011

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY, L.P.

By:	KILROY REALTY CORPORATION,
Its general partner

By:	/S/ HEIDI R. ROTH
Heidi R. Roth
Senior Vice President and Controller

Date: April 5, 2011

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated April 5, 2011 issued by Kilroy Realty Corporation

5